AMENDMENT OF CONDITIONS

1. Jackson Cattle Company Ltd., the Vendor, and Lexington Energy Services Inc., the Purchaser of the property in the Offer to Purchase dated February 23, 2006, hereby agree to amend the Offer as follows:

A. Clause 2.10 is deleted in its entirety, and the following substituted therefore:

2.10 Unless otherwise agreed in writing, this Contract will be completed, the Purchase Price will be fully paid and vacant possession will be available at 12:00 o'clock noon on January 1, 2007 ("Completion Date")

2. All other provisions in the Offer to Purchase remain in full force and effect.

3. The Amendment Agreement shall enure to benefit of and be binding upon our respective administrators, successors and assigns.

Dated at Brooks, Alberta, this 30th day of November, 2006.

Jackson Cattle Company Ltd.

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Authorized Signatory

Lexington Energy Services Inc.

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Authorized Signatory